THE ADVISORS' INNER CIRCLE FUND

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Amendment, dated as of June 1, 2010, to the Investment Advisory Agreement, dated as of June 24, 2002, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust") and Thompson, Siegel & Walmsley LLC, a Delaware limited liability company (formerly, Thompson, Siegel & Walmsley, Inc., a Virginia corporation) (the "Adviser").

WHEREAS, the Adviser has agreed to reduce its investment advisory fee with respect to the TS&W International Equity Portfolio and the Board of Trustees of the Trust, including all of the Trustees who are not interested persons of the Trust, has approved such reduction.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

1. SCHEDULE A. Schedule A to the Investment Advisory Agreement is deleted and replaced in its entirety with the attached Revised Schedule A.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Investment Advisory Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND,               THOMPSON, SIEGEL & WALMSLEY LLC
ON BEHALF OF THE TS&W INTERNATIONAL EQUITY
PORTFOLIO

By: /S/ JOSEPH M. GALLO                         BY: /S/ HORACE P. WHITWORTH
    -------------------------------             -------------------------------
NAME: Joseph M. Gallo                           NAME: Horace P. Whitworth
TITLE: Vice President and Secretary             TITLE: Co-CEO





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                               REVISED SCHEDULE A
                            DATED AS OF JUNE 1, 2010
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                              DATED JUNE 24, 2002
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                     AND THOMPSON, SIEGEL AND WALMSLEY LLC

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

              PORTFOLIO                                  FEE
              ---------                                 -----
              TS&W Equity Portfolio                     0.75%
              TS&W Fixed Income Portfolio               0.45%
              TS&W International Equity Portfolio       0.65%